Exhibit 5.1

Suite 2800, 1100 Peachtree Street NE Atlanta, GA 30309-4528 t 404 815 6500 f 404 815 6555

October 28, 2020

BlueLinx Holdings Inc.

1950 Spectrum Circle, Suite 300

Marietta, GA 30067

Re:	BlueLinx Holdings Inc.

Common Stock At-the-Market Offering Program

Ladies and Gentlemen:

We have acted as special counsel to BlueLinx Holdings Inc., a Delaware corporation (the “Company”), in connection with the public offering of up to $50,000,000 in aggregate offering price of shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), all of which Shares are to be offered and sold by the Company from time to time in accordance with the terms of an Open Market Sale AgreementSM, dated October 28, 2020, by and between the Company and Jefferies LLC, as sales agent (the “Sale Agreement”), and as described in the prospectus supplement dated as of the date hereof (the “Prospectus Supplement”) and the accompanying prospectus dated September 8, 2020, as supplemented by the Prospectus Supplement dated as of the date hereof (together with the Prospectus Supplement, the “Prospectus”) that form a part of the Company’s effective registration statement on Form S-3 (File No. 333-234965) (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the following: (a) the Registration Statement, (b) the Prospectus, (c) the Second Amended and Restated Certificate of Incorporation of the Company, as amended and in effect as of the date hereof, (d) the Second Amended and Restated Bylaws of the Company in effect as of the date hereof, (e) the form of Sale Agreement and (f) such other documents, corporate records or certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed. As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

BlueLinx Holdings Inc.

October 28, 2020

We have also assumed that at the time of the sale of the Shares (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization, (ii) all Shares will be issued and sold in accordance with the Sale Agreement; (iii) the resolutions of the board of directors of the Company, as reflected in the minutes and proceedings of the Company, will not have been modified or rescinded, (iv) there will be sufficient shares of Common Stock authorized under the Company’s certificate of incorporation and not otherwise reserved for issuance and (v) there will not have occurred any change in the laws affecting the authorization, issuance, sale or validity of the Shares.

Based on the foregoing and subject to the qualifications set forth herein, as of the date hereof, we are of the opinion that, following (i) issuance of the Shares pursuant to the terms of the Sale Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in the Sale Agreement, the Shares will be validly issued, fully paid, and nonassessable.

We are opining herein as to the General Corporation Law of the State of Delaware. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Kilpatrick Townsend & Stockton LLP